Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and the related prospectus to be filed on July 7, 2017, of our report dated March 23, 2017 relating to the consolidated financial statements of Neuralstem, Inc. included in Neuralstem Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

July 7, 2017